Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER ANNOUNCES $1.0 BILLION SHARE REPURCHASE PROGRAM

Auburn Hills, Michigan, February 12, 2015 - BorgWarner today announced that its board of directors has authorized a share repurchase program of up to $1.0 billion of the company’s common stock over the next three years.

“This share repurchase program demonstrates confidence in the long-term growth of our business and a continued commitment to create and deliver value to our shareholders,” said James R. Verrier, President and Chief Executive Officer, BorgWarner.

The timing and amount of any share repurchases will be based on market conditions, share price and other factors. Repurchases may be made in the open market or in privately negotiated transactions. Repurchases under this program will be funded from one or a combination of existing cash balances, indebtedness and future free cash flow.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 58 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

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